Nicor Inc.
Form 10-Q
Exhibit 99.1

FOR IMMEDIATE RELEASE                 FOR MORE INFORMATION
August 1, 2006                  Contact:    Mark Knox, re: N-965
                      630 388-2529
      Media Contact: Annette Martinez
              630 388-2781

NICOR ANNOUNCES SECOND QUARTER EARNINGS AND ANNUAL EARNINGS GUIDANCE

Naperville, IL - Nicor Inc. (NYSE: GAS) today reported preliminary three months ended June 30, 2006 net income, operating income and diluted earnings per common share of $8.5 million, $16.9 million and $.19, respectively. This compares to net income, operating income and earnings per common share for the same three month period in 2005 of $33.4 million, $58.0 million and $.75, respectively.

Both three-month periods were impacted by noteworthy items. 2006 results for the three-month period included a previously announced $10 million ($.22 per share after-tax) charge associated with a United States Securities and Exchange Commission (SEC) inquiry. Absent the impact of this item, 2006 three-month results would have been $.41 per share. 2005 results for the three-month period included a Directors and Officers (D&O) insurance recovery, including earnings thereon, related to the company’s previously announced securities class action and shareholder settlements, that had a net positive pretax impact on earnings of $29.4 million ($.40 per share after-tax); absent this impact, 2005 three-month results would have been $.35 per share.
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Earnings for the 2006 three-month period, compared to 2005, reflected the 2006 charge for the SEC inquiry and the absence of last year’s D&O insurance recovery. 2006 earnings for the three-month period also reflect higher operating results in the company’s gas distribution business, lower net interest expense and recognition of certain income tax benefits; partially offset by lower operating results in the company’s shipping business and other energy-related ventures.

For the six months ended June 30, 2006, preliminary net income, operating income and diluted earnings per common share were $52.4 million, $83.0 million and $1.18, respectively. This compares to net income, operating income and diluted earnings per common share for the same period in 2005 of $77.1 million, $127.8 million and $1.74, respectively.

Both year-to-date periods were impacted by noteworthy items. 2006 results for the six-month period include the effects of a first quarter pretax cost recovery associated with the company’s mercury repair and inspection program of $3.8 million ($.05 per share after-tax) and the second quarter charge associated with the SEC inquiry of $10 million ($.22 per share after-tax). Absent the impact of these items, 2006 six-month results would have been $1.35 per share. 2005 results for the six-month period included $29.9 million pretax ($.41 per share after-tax) of D&O insurance recoveries, including earnings thereon, net of a shareholder derivative settlement announced on January 25, 2005; absent these items, 2005 six-months results would have been $1.33 per share.
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Earnings for the 2006 six-month period, compared to 2005, reflected the charge associated with the SEC inquiry and the absence of last year’s D&O insurance recoveries, net of the cost of the shareholder derivative settlement. 2006 earnings for the six-month period also reflect lower operating results in the company’s gas distribution business (before consideration of the mercury-related recovery), shipping business and other energy-related ventures; offset by the mercury related-recovery, higher corporate income, lower net interest expense and recognition of certain income tax benefits.

“Overall, 2006 results to date are positive,” said Russ M. Strobel, Nicor’s chairman, president and chief executive officer. “While weather has been warmer than normal for the first six months of the year, full-year gas distribution results should continue to reflect the benefits of lower achieved and expected operating and maintenance expenses. Projected full-year operating results for both our shipping business and other energy-related ventures are still estimated to show improvement compared to 2005, in line with our earlier expectations. In addition, we are pleased to have taken a significant step forward in resolving outstanding litigation related to our Performance-Based Rate plan which ended in 2002.”
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Details regarding three and six months ended June 30, 2006 financial results compared to 2005 follow:
•	For the 2006 second quarter, gas distribution operating income increased to $16.2 million from $13.1 million in 2005. The quarter reflected:
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Increased revenues from higher average distribution rates ($5 million), due primarily to the impact of new tariffs filed in the fourth quarter 2005 to implement a base rate increase; and increased property sale gains ($2.5 million).

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Partially offsetting these positive factors were higher operating and maintenance costs ($2.0 million) including the impact of increased storage-related natural gas costs and natural gas and fuel costs to operate company equipment and facilities (partially offset by lower claims arising from normal operations); and higher depreciation ($1.5 million).

•	For the six months ended June 30, 2006 gas distribution operating income increased to $74.6 million from $71.5 million in 2005. The year-to-date period reflected:
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Increased revenues from higher average distribution rates ($30.5 million), due primarily to new tariffs filed in the fourth quarter 2005 to implement a base rate increase; the mercury-related recovery ($3.8 million); and increased property sale gains ($2.6 million).

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Partially offsetting these positive factors were higher operating and maintenance costs ($15.8 million) including the impact of increased storage-related natural gas costs and natural gas and fuel costs to operate company equipment and facilities; offset in part by lower claims arising from normal operations, payroll and benefit-related costs;

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Lower natural gas deliveries due to warmer weather compared to last year (approximately $10 million); lower natural gas deliveries unrelated to weather (approximately $5 million) and higher depreciation ($2.9 million).

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For the 2006 second quarter, shipping operating income decreased to $8.7 million from $10.3 million in 2005. For the six months ended June 30, 2006, shipping operating income decreased to $19.0 million from $22.5 million in 2005. Declines in both periods were due primarily to higher operating costs relating to higher transportation-related expenses (including fuel and inland freight costs), employee-related costs and leased equipment. Partially offsetting these negative factors were increased revenues resulting from higher average rates, offset in part by the impact of lower volumes shipped.

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For the 2006 second quarter, other energy ventures operating income decreased to $1.1 million from $4.7 million in 2005 due to lower operating results in the company’s wholesale natural gas marketing business; partially offset by improved operating results in the company’s retail energy-related products and services businesses. For the six months ended June 30, 2006, other energy-related ventures decreased to an operating loss of $6.2 million compared to operating income of $3.1 million in 2005 due primarily to lower operating results in the company’s retail energy-related products and services businesses.

Lower 2006 second quarter operating results, as compared to 2005, in the company’s wholesale natural gas marketing business were due primarily to unfavorable fair value accounting adjustments related to derivative instruments. Such instruments are used to mitigate commodity price risk in order to substantially lock-in the profit margin that will ultimately be realized from the withdrawal and sale of natural gas in storage. Earnings at the wholesale natural gas marketing business can be subject to volatility as the fair value of derivatives change, even when the underlying expected profit margin is largely unchanged. The volatility resulting from this accounting can be significant from period to period.
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Higher 2006 second quarter operating results, as compared to 2005, in the company’s retail energy-related products and services businesses were due to recognition of a portion of previously deferred revenue in accordance with the company’s revenue recognition policies. Lower 2006 year-to-date operating results, as compared to 2005, in the company’s retail energy-related products and services businesses were due primarily to the effects of such deferral, until subsequent quarters of 2006.

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Corporate income for both the 2006 second quarter and six-month ended period included the previously discussed $10 million charge (non-deductible for tax purposes) relating to the SEC inquiry. The 2006 second quarter and six-month period also included the favorable weather impact associated with certain of the company’s retail energy-related products and services businesses. The 2005 second quarter included the previously discussed D&O insurance recovery of $29.4 million (pretax). The 2005 six-month period included that insurance recovery, as well as D&O insurance recoveries, net of a shareholder derivative settlement, of $0.5 million (pretax).

•	2006 second quarter and year-to-date financial results were also favorably impacted by tax adjustments associated with tax audits (approximately $1 million after-tax) and lower net interest expense.

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In December 2005, the company repatriated $132 million under the American Jobs Creation Act of 2004 (AJCA). Effective January 2006, the company reorganized certain of its shipping and related operations. This reorganization allows the company to take advantage of certain provisions of the AJCA that provide the opportunity for tax savings subsequent to the date of the reorganization.

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In connection with these activities, a net income tax benefit of approximately $6.0 million was recorded in the first quarter of 2006 from the elimination of certain deferred taxes. The company also expects to incur in 2006 approximately $5 million in current income tax expense associated with these activities, of which approximately $2 million has been recognized in the first half of 2006.

SEC Inquiry
On July 7, 2006, the company announced that it reached a tentative agreement with the Staff of the Enforcement Division (the “Staff”) of the SEC in settlement of an anticipated civil action to which the company and the SEC will be parties. As previously disclosed, the SEC, in 2002, issued a formal order of investigation related to the company’s actions in connection with the accounting for natural gas costs pursuant to the Performance-Based Rate plan of the company’s gas distribution subsidiary, which was in effect from 2000 through 2002. Under the terms of the tentative settlement, the company will be subject to disgorgement of one dollar, a monetary fine of $10 million and an injunction. The company will neither admit nor deny any wrongdoing. The company has deposited $10 million in escrow pending final approval of the tentative settlement by the SEC commissioners and entry of a final judgment by a federal court. The Staff will submit the tentative settlement to the SEC commissioners for approval. The SEC commissioners have the authority to approve, modify or reject the tentative settlement.

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2006 Earnings Outlook
The company also announced that its 2006 annual diluted earnings per common share estimate is in the range of $2.28 to $2.48, including a net negative impact of $.17 per share comprised of the second quarter charge for the SEC inquiry discussed above ($.22 per share) and the first quarter mercury-related cost recovery ($.05 per share). Excluding the impact of these items, estimated diluted earnings per share would be $2.45 to $2.65, unchanged from the earlier guidance provided in the company’s earnings release on May 2, 2006 associated with first quarter 2006 results. Consistent with prior guidance, the annual outlook excludes, among other things, any future impacts associated with the ICC’s Performance-Based Rate plan/Purchased Gas Adjustment review and other contingencies. The company also indicated that its estimate does not reflect the additional variability in earnings due to fair value accounting adjustments in its businesses and other impacts that could occur because of future volatility in the natural gas markets. While these items could materially affect 2006 earnings, they are not currently estimable. The company's 2006 estimate assumes normal weather for the remainder of the year.

The company will provide updates to its annual earnings outlook only as part of its quarterly and annual earnings releases.
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Conference Call
As previously announced, the company will hold a conference call to discuss its second quarter 2006 financial results and 2006 outlook. The conference call will be held this morning, Tuesday, August 1, 2006 at 8:30 a.m. central, 9:30 a.m. eastern time. To hear the conference call live, please logon to Nicor’s corporate website at www.nicor.com, choose “Investor” and then select the webcast icon on the Overview page. A replay of the call will be available until 11:30 a.m. central time, Tuesday, August 15, 2006. To access the recording, call (888) 286-8010, or (617) 801-6888 for callers outside the United States, and enter reservation number 55138778. The call will also be archived on Nicor’s corporate website for 90 days.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index. Its principal businesses are Nicor Gas, one of the nation’s largest natural gas distribution companies, and Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas. Nicor also owns and has an equity interest in several energy-related businesses. For more information, visit the Nicor Web site at www.nicor.com.
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Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Such forward-looking statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would,” “project,” “estimate,” “ultimate”, or similar phrases. Actual results may differ materially from those indicated in the company’s forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an Illinois Commerce Commission (ICC) review and U.S. Securities and Exchange Commission (SEC) and U.S. Attorney inquiries, and undue reliance should not be placed on such statements.

Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.

Nicor Inc.

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (millions, except per share data)

	Three months ended		Six months ended
	June 30		June 30
	2006	2005	2006	2005

Operating revenues	$451.3	$484.4	$1,770.7	$1,664.2

Operating expenses
Gas distribution
Cost of gas	194.1	230.6	1,150.8	1,067.4
Operating and maintenance	60.6	58.6	143.3	127.5
Depreciation	40.1	38.6	80.2	77.3
Taxes, other than income taxes	29.4	31.4	106.2	107.4
Mercury-related costs (recoveries), net	.2	-	(3.6)	.1
Property sale gains	(2.5)	(.1)	(2.6)	(.1)
Shipping	85.8	82.0	170.8	160.3
Other energy ventures	35.6	29.1	107.3	77.4
Litigation charges (recoveries), net	10.0	(29.4)	10.0	(29.9)
Other corporate expenses and eliminations	(18.9)	(14.4)	(74.7)	(51.0)
	434.4	426.4	1,687.7	1,536.4

Operating income	16.9	58.0	83.0	127.8
Interest expense, net of amounts capitalized	9.1	9.9	24.4	22.1
Equity investment income, net	2.2	1.9	3.8	3.9
Interest income	3.3	1.8	5.4	2.7
Other income, net	.2	.3	.4	.4

Income before income taxes	13.5	52.1	68.2	112.7

Income tax expense, net of benefits	5.0	18.7	15.8	35.6

Net income	$8.5	$33.4	$52.4	$77.1

Average shares of common stock outstanding
Basic	44.5	44.1	44.4	44.1
Diluted	44.6	44.4	44.5	44.4

Earnings per average share of common stock
Basic	$.19	$.76	$1.18	$1.75
Diluted	$.19	$.75	$1.18	$1.74

Nicor Inc.

PRELIMINARY FINANCIAL HIGHLIGHTS
Unaudited (millions, except per share data)

	Three months ended		Six months ended
	June 30		June 30
	2006	2005	2006	2005

Operating revenues
Gas distribution	$338.1	$372.2	$1,548.9	$1,451.1
Shipping	94.5	92.3	189.8	182.8
Other energy ventures	36.7	33.8	101.1	80.5
Corporate and eliminations	(18.0)	(13.9)	(69.1)	(50.2)
	$451.3	$484.4	$1,770.7	$1,664.2

Operating income (loss)
Gas distribution	$16.2	$13.1	$74.6	$71.5
Shipping	8.7	10.3	19.0	22.5
Other energy ventures	1.1	4.7	(6.2)	3.1
Corporate and eliminations	(9.1)	29.9	(4.4)	30.7
	$16.9	$58.0	$83.0	$127.8

Net income applicable to common stock	$8.5	$33.4	$52.4	$77.1

Average shares of common stock outstanding
Basic	44.5	44.1	44.4	44.1
Diluted	44.6	44.4	44.5	44.4

Earnings per average share of common stock
Basic	$.19	$.76	$1.18	$1.75
Diluted	$.19	$.75	$1.18	$1.74